As filed with the Securities and Exchange Commission on November 24, 2021

                Registration No. 333-_______

United States

SECURITIES AND EXCHANGE cOMMISSION

Washington, D.C. 20549

___________________________

fOrm S-8

registration statement

under the securities act of 1933

___________________________

Radiant Logistics, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	04-3625550 (I.R.S. Employer Identification No.)

Triton Towers Two 700 S. Renton Village Place, Seventh Floor Renton, Washington (Address of Principal Executive Offices)	98057 (Zip Code)

___________________________

Radiant Logistics, Inc. 2021 Omnibus Incentive Plan

(Full title of the plan)

Bohn H. Crain

Chairman and Chief Executive Officer

Radiant Logistics, Inc.

Triton Towers Two

700 S. Renton Village Place, Seventh Floor

Renton, Washington 98057

(Name and address of agent for service)

(425) 462-1094

(Telephone number, including area code, of agent for service)

Copies requested to:

Stephen M. Cohen, Esq.

Patrick J. Pazderka, Esq.

Fox Rothschild LLP

2000 Market Street, 20th Floor

Philadelphia, PA 19103

(215) 299-2000

___________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.001 par value per share(3)	3,250,000 shares	$8.42	$27,365,000.00	$2,536.74
Common Stock, $0.001 par value per share(4)	546,932 shares	$8.42	$4,605,167.44	$426.90
Common Stock, $0.001 par value per share(5)	1,958,882 shares	$8.42	$16,493,786.44	$1,538.97
Total	5,755,814 shares	$8.42	$48,463,953.88	$4,492.61

_________________

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of the registrant’s common stock that become issuable under the Radiant Logistics, Inc. 2021 Omnibus Incentive Plan (the “2021 Plan”) by reason of any stock split, stock dividend or other similar transaction effected without receipt of consideration where the registrant’s outstanding shares of common stock are increased, converted or exchanged.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee and calculated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act on the basis of the average of the high and low sales prices of the registrant’s common stock, as reported by the NYSE American on November 19, 2021.

(3)	Represents shares of the registrant’s common stock available for issuance under the 2021 Plan.
(4)

Represents shares of the registrant’s common stock remaining available for issuance under the Radiant Logistics, Inc. 2012 Stock Option and Performance Award Plan (the “2012 Plan”) and not subject to outstanding awards under the 2012 Plan as of the effective date of the 2021 Plan, which have become available for grant under the 2021 Plan. These shares were previously registered on a Registration Statement on Form S-8 (Registration Statement No. 333-190683). A post-effective amendment to the foregoing Registration Statement on Form S-8 is being filed contemporaneously with the filing of this Registration Statement on Form S-8 to deregister such shares.

(5)

Represents shares of the registrant’s common stock remaining available for issuance under the 2012 Plan and subject to outstanding awards as of the effective date of the 2021 Plan, which may become available for grant under the 2012 Plan if such awards are forfeited, cancelled, expire or otherwise terminate without the issuance of such shares.

EXPLANATORY NOTE

Radiant Logistics, Inc. (the “Registrant” or the “Company”) has filed this Registration Statement on Form S-8 (this “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), to register (i) 3,250,000 shares of the Company’s common stock, $0.001 par value per share (“Common Stock”), issuable pursuant to awards under the Radiant Logistics, Inc. 2021 Omnibus Incentive Plan (the “2021 Plan”); (ii) 546,932 shares of Common Stock remaining available for issuance under the Radiant Logistics, Inc. 2012 Stock Option and Performance Award Plan (the “2012 Plan”) but not subject to outstanding awards under the 2012 Plan as of November 17, 2021, the effective date of the 2021 Plan (the “Effective Date”), which have become available for grant under the 2021 Plan; (iii) 1,958,882 shares of Common Stock subject to awards outstanding under the 2012 Plan as of Effective Date, but only to the extent that such awards are forfeited, cancelled, expire, or otherwise terminate without the issuance of such shares of Common Stock after the Effective Date; and (iv) such indeterminate number of shares as may become available under the 2021 Plan as a result of the adjustment provisions thereof.

The 2021 Plan was approved by the Company’s Board of Directors on September 27, 2021 and was approved and adopted by the Company’s stockholders on November 17, 2021.

PART I

Information Required In The SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the 2021 Plan in accordance with Rule 428(b)(1) under the Securities Act. Such documents are not required to be and are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act, but constitute, along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.  Registrant Information and Employee Plan Annual Information.

The Company will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents that are incorporated), and the other documents required to be delivered to eligible participants in the 2021 Plan pursuant to Rule 428(b) under the Securities Act. Those documents are incorporated by reference in the Section 10(a) prospectus. Requests should be directed to:

Radiant Logistics, Inc.

Triton Towers Two

700 S. Renton Village Place, Seventh Floor

Renton, Washington 98057

Attn: Investor Relations

Tel: (425) 462-1094

PART II

Information Required In The Registration Statement

Item 3.  Incorporation of Documents by Reference.

The Company hereby incorporates by reference into this Registration Statement the following documents which have been previously filed (not furnished) with the Commission:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2021 (File No. 001-35392);
(b)	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2021 (File No. 001-35392);
(c)	The Company’s Current Reports on Form 8-K filed on October 4, 2021 (Item 5.02) and November 23, 2021 (File No. 001-35392);
(d)

The Company’s Definitive Proxy Statement on Schedule 14A for its 2021 Annual Meeting of Stockholders, filed with the Commission on October 1, 2021 (but only the information set forth therein that is incorporated by reference into Part III of its Annual Report on Form 10-K for the fiscal year ended June 30, 2021); and

(e)

The description of the Common Stock contained in the Company’s Registration Statement on Form 8-A filed with the Commission pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on January 6, 2012 (File No. 001-35392), including any amendments or reports filed for the purpose of updating such description.

In addition, all other documents filed (not furnished) by the Company pursuant to Section 13(a), Section 13(c), Section 14 or Section 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated in this Registration Statement by reference and to be a part of this Registration Statement from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished to and not filed with the Commission in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

General Corporation Law of the State of Delaware.

Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Section 145(b) of the DGCL states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(d) of the DGCL states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made with respect to a person who is a director or officer of the corporation at the time of such determination (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (4) by the stockholders.

Section 145(f) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145.

Section 145(j) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or for any transaction from which the director derived an improper personal benefit.

The Company’s Charter and Bylaws.

In accordance with Section 102(b)(7) of the DGCL, the Company’s certificate of incorporation, as amended (“Charter”), provides that each director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of such director’s duty of loyalty to this corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, or (iv) for any transaction from which such director derived any improper personal benefit.

In accordance with Section 145(a) of the DGCL, the Company’s amended and restated bylaws (“Bylaws”) provide that the Company shall indemnify and hold harmless to the fullest extent permitted by the Charter and applicable law as it presently exists or may be amended, any person who was or is a party or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, or by or in the right of the Company to procure a judgment in its favor (a “Proceeding”), by reason of the fact that such person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity, including serving with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful. Expenses incurred in defending any Proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it should be ultimately determined that such person is not entitled to be indemnified by the Company. If a claim for indemnification or payment of expenses pursuant to the Bylaws is not paid in full within 60 days after a written claim therefor has been received by the Company, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Company shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable Delaware law. The Company’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

The Company believes that the indemnification provisions contained in its Charter and Bylaws are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate a directors’ or officers’ duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-

monetary relief will remain available under the DGCL. The indemnification provisions also do not affect a director’s responsibilities under any other law, such as federal securities laws or state or federal environmental laws.

At present, there is no pending litigation or proceeding involving any of the Company’s executive officers or directors to which indemnification is being sought, nor is the Company aware of any threatened litigation that may result in claims for indemnification by any executive officer or director.

Insurance.

The Company has an insurance policy covering its executive officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

The foregoing description of our Charter, Bylaws, and Section 145 and Section 102(b)(7) of the DGCL is only a summary and is qualified in its entirety by the full text of each of the foregoing.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The following exhibits are filed with or incorporated by reference into this Registration Statement:

Exhibit No.	Description

4.1	Certificate of Incorporation (Incorporated by reference herein from Exhibit 3.1 to the Registrant’s Registration Statement on Form SB-2 previously filed with the Commission on September 20, 2002)

4.2

Amendment to Registrant’s Certificate of Incorporation (Certificate of Ownership and Merger Merging Radiant Logistics, Inc. into Golf Two, Inc. dated October 18, 2005) (Incorporated by reference herein from Exhibit 3.1 to the Registrant’s Current Report on Form 8-K previously filed with the Commission on October 18, 2005)

4.3

Certificate of Amendment of Certificate of Incorporation (Incorporated by reference herein from Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q previously filed with the Commission on February 12, 2013)

4.4

Amended and Restated Bylaw of Radiant Logistics, Inc. (October 1, 2019) (Incorporated by reference herein from Exhibit 3.1 to the Registrant’s Current Report on Form 8-K previously filed with the Commission on October 2, 2019)

5.1	Opinion of Fox Rothschild LLP regarding the validity of the shares of common stock being registered (Filed herewith)

23.1	Consent of BDO USA, LLP (Filed herewith)

23.2	Consent of Fox Rothschild LLP (Included within the opinion filed as Exhibit 5.1)

24.1	Power of Attorney (Included on signature page to this Registration Statement)

99.1

Radiant Logistics, Inc. 2021 Omnibus Incentive Plan (Incorporated by reference herein from Exhibit 10.1 to the Registrant’s Current Report on Form 8-K previously filed with the Commission on November 23, 2021)

Item 9.  Undertakings.

(a)The Registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Renton, State of Washington, on November 24, 2021.

RADIANT LOGISTICS, INC.

By:	/s/ Bohn H. Crain
Bohn H. Crain
Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bohn H. Crain as his true and lawful attorney-in-fact and agent, with full power of substitution for him in any and all capacities, to sign (i) any and all amendments (including post-effective amendments) to this Registration Statement and (ii) any registration statement or post-effective amendment thereto to be filed with the U.S. Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Bohn H. Crain	Chairman and Chief Executive Officer	November 24, 2021
Bohn H. Crain

/s/ Todd E. Macomber	Senior Vice President, Chief Financial Officer and Treasurer	November 24, 2021
Todd E. Macomber

/s/ Richard P. Palmieri	Director	November 24, 2021
Richard P. Palmieri

/s/ Michael Gould	Director	November 24, 2021
Michael Gould

/s/ Kristin Toth Smith	Director	November 24, 2021
Kristin Toth Smith